NOTICE OF REDEMPTION

 issued to

HOLDERS OF 10% CUMULATIVE PERPETUAL SERIES B PREFERRED STOCK

of

BOND LABORATORIES, INC.

Notice is hereby given that Bond Laboratories, Inc. (the “Company”) has called for redemption and will redeem on Monday, September 30, 2013 (the “Redemption Date”) all outstanding shares of its 10% Cumulative Perpetual Series B Preferred Stock (“Series B Preferred”) (the “Redemption”) at a redemption price of $10,000 per share, plus all accrued dividends through the Redemption Date (the “Redemption Price”), payable in cash, without interest, in accordance with Section 6 of the Certificate of Designation of the Relative Rights and Preference of the 10% Cumulative Perpetual Series B Preferred Stock (the “Certificate of Designations”). A summary of the procedures relating to the Redemption is set forth below. You should refer to the Certificate of Designations for a complete description of your rights. Terms not defined in this Notice have the meanings assigned to them in the Certificate of Designations.

Section 6 of the Certificate of Designation allows the Company to call for, and redeem all outstanding shares of Series B Preferred, provided notice is given to all holders of Series B Preferred at least 30 days, but not more than 60 days before the Redemption Date.  Accordingly, at 5:00 pm, Central Standard Time, on the Redemption Date, all 103.3 outstanding shares of Series B Preferred will be deemed as redeemed, leaving no shares of Series B Preferred outstanding. At such time, all rights of the holders of the Series B Preferred will cease and terminate, including the accrual of all dividends, excepting only the right to receive the Redemption Price without further notice.

Payment of the Redemption Price will be made upon presentation and surrender of the certificate(s) representing the Series B Preferred, together with a completed Letter of Transmittal, a copy of which is attached to this Notice, to Colonial Stock Transfer, at the address listed below:

Colonial Stock Transfer

Attn: Tender Department

66 Exchange Place, Suite 100

Salt Lake City, Utah 84111

In the event any holder of Series B Preferred submits certificate(s) representing shares of Series B Preferred for redemption and a completed Letter of Transmittal before the Redemption Date, the Company reserves the right, but is not obligated to, pay the Redemption Price before the Redemption Date, provided, however, that the Company will pay to any such holder all dividends accruable through the Redemption Date.

If any shares of Series B Preferred are not surrendered for redemption, such shares will be deemed as redeemed, and the Redemption Price shall be due and payable on the Redemption Date, subject to presentation and surrender of the certificate(s) representing such shares of Series B Preferred to Colonial Stock Transfer. No interest will be payable on any outstanding balance of the Redemption Price.

All inquiries with respect to the Redemption should be made directly to: Michael Abrams, Chief Financial Officer of the Company at 4509 South 143rd Street, Suite 1, Omaha, Nebraska 68137, or at (402) 504-3105.

***

BOND LABORATORIES, INC.
By:	/s/ Michael Abrams
Michael Abrams
Chief Financial Officer

August 30, 2013